UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Crinetics Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

i

6055 Lusk Boulevard

San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 11, 2025

On April 23, 2025, Crinetics Pharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and made available to stockholders its definitive proxy statement (the “Proxy Statement”) relating to the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 11, 2025, at 8:00 a.m. Pacific Time.

The Company is filing this supplement to the Proxy Statement (this “Supplement”) in order to correct certain inadvertent clerical errors contained in the Proxy Statement, as set forth below:

•
The Proxy Statement correctly identified the Annual Meeting date as June 11, 2025; however, the day of the week was incorrectly stated on pages 1 and 2 of the Proxy Statement as “Friday” instead of “Wednesday.” For the avoidance of doubt, the Annual Meeting will be held on Wednesday, June 11, 2025, at 8:00 a.m. Pacific Time.
•
The Annual Meeting was incorrectly identified on page 1 of the Proxy Statement as the “2024 Annual Meeting” instead of the “2025 Annual Meeting.”
•
The last sentence under the heading “Stockholder Proposals” on page 62 of the Proxy Statement incorrectly stated the deadline for stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the Company’s 2026 annual meeting of stockholders to provide notice pursuant to Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as “April 12, 2025” instead of “April 13, 2026.” For the avoidance of doubt, in addition to satisfying the requirements under the Company’s amended and restated bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the Company’s 2026 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026.

Except as specifically updated by the information contained above, all information set forth in the Proxy Statement remains unchanged.

***

This Supplement is being filed with the SEC, and first made available to shareholders on, May 19, 2025. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise modify or affect the Proxy Statement. If you have already voted your shares, you do not need to vote again unless you wish to change your vote on any proposal.